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                                                                   EXHIBIT 6 (i)

                               LICENSE AGREEMENT

     This agreement, effective as of August 21, 1997, is made and entered into between Magna IV, Ltd. (MFL), a Delaware corporation; and The Hydrogiene Corporation (THC), a California corporation.

     A. MFL was incorporated in Delaware on December 28, 1995, under the name Hydrogiene Corporation, for the purpose of designing and developing a family of personal hygiene products similar to European cleansing, therapy and Sitzbath systems.

     B. THC was incorporated in California on August 21, 1997, for the purpose of continuing with the development of the products, manufacturing and marketing throughout the Western Hemisphere.

     C. THC desires to license all of the technology developed by MFL, and MFL is willing to grant a license under the terms set forth below.

     Therefore, the parties agree as follows:

     1. MFL hereby grants to THC, on the terms and conditions hereinafter stated, the exclusive license, with the right to sublicense, to make, have made, use, and sell the Hydrogiene line of products developed by MFL in the Western Hemisphere. Also included within the scope of this license is the right to any and all of the trademarks, servicemarks, tradenames and copyrighted material developed by MFL.

     2. MFL also assigns to THC all of its other intangible assets, included but not limited to its accounts receivable, contract rights, bank accounts, etc.

     3. As consideration for the rights granted hereunder, THC shall pay MFL a royalty equal to three percent (3%) of the gross sales of all Hydrogiene products, whether now existing or developed in the future. There will be a minimum payment each year as follows: $100,000.00 the first year, $250,000 the second year, and $300,000 the third and each subsequent year. The first month of the first royalty year will begin in the month THC makes its first shipment of products to a bona fide customer.

          3.1 The royalty payment shall be made on or before the end of the month following each calendar quarter, and shall be calculated on gross sales for the prior calendar quarter.

          3.2 If the payments any year exceed three percent of gross sales, the difference may be carried forward to apply to the royalty due for any subsequent year.

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          3.3  Upon reasonable notice and not more often than once per year, MFL or its representatives shall have the right to inspect the books of THC for the purpose of confirming the correctness of the royalty payment. If the inspection reveals a payment shortfall in excess of two percent (2%), the cost of any such inspection shall be borne by THC.

          3.4 Upon the request of MFL, THC will make interim monthly royalty payments on or before the end of the month following the month(s) in which the sales are made, or if it is clear that the regular royalty will not meet the minimum required under this agreement.

     4. As additional consideration for the rights granted hereunder, THC shall assume all of the liabilities of MFL, including but not limited to accounts payable, contract obligations, loans payable, etc.

     5. Unless sooner terminated as hereinafter provided, the term of this agreement shall continue for a period of twenty-five (25) years from the effective date of this agreement. THC grants MFL an option to extend this agreement for additional terms of twenty-five years at the increased royalty of four per cent. The option must be exercised by written notice to the President or Secretary of THC at least thirty days but not more than three months before the preceding term expires.

     6. Upon the granting of any sublicense by THC, MFL shall promptly be furnished with a copy of each such sublicense.

     7. In the event that any infringement of the licensed product or technology comes to the attention of either party, such party shall promptly notify the other party of the infringement. Thereupon, the parties shall consult with a view to reach an agreement as to ways and means of eliminating the infringement. If litigation becomes necessary, all of the costs of such litigation shall be borne by THC. MFL's total obligation shall be to cooperate to the fullest extent possible with THC in the litigation.

     8. In no event will MFL be liable for any special, consequential, indirect, or incidental damages, however caused and on any theory of liability, arising out of this Agreement.

     9. MFL makes no representation, extends no warranties of any kind, either express, implied, or otherwise, nor assumes any responsibilities or liabilities whatever with respect to the use or sale by either THC, its vendees or transferees concerning products incorporating or made by use of any invention or rights licensed under this agreement.

     10. THC shall indemnify, defend (at the option of MFL and only upon the written consent of MFL) and hold MFL harmless from any and all claims, expenses, costs, and liability for damages of whatever nature arising out of the manufacture, use, importation, or Sale, pursuant to this agreement, of products by THC or its customers, or promotional activities with respect thereto.

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     11.  The waiver by either party of any provision, condition or requirement of this agreement shall not constitute a waiver of any future obligation to comply with such provision, condition or requirement.

     12. Should any dispute arise concerning any provision of this agreement, the disputants shall be required to submit the matter to mediation. The parties will confer on the selection of the mediator, but if they cannot reach agreement within ten days from the time that their own negotiations break down, the matter shall be submitted to the American Arbitration Association Mediation Program, who shall select the Mediator. The disputants will share the mediation costs equally. If the matter cannot be resolved by mediation within forty-five days, or within any additional time period agreed upon by the disputants, the matter will be resolved through arbitration in accordance with the applicable rules of the American Arbitration Association in effect at the time a demand for arbitration is filed with the Association. The arbitrator shall determine the prevailing party, who shall be entitled to his costs and reasonable attorney's fees.

     13. The terms and conditions herein contained constitute the entire agreement between the parties and supersede all previous agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed in duplicate by duly authorized officers or representatives as of the date first written above.

DATE:                                   DATE:
Magna IV, Ltd., by:                     The Hydrogiene Corporation, by:



/s/ Charles W. Kallmann                 /s/ N. Munro Merrick
    ---------------------------             ---------------------------
Charles W. Kallmann, President          N. Munro Merrick,
                                        Executive Vice President

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                                  HYDROGIENE

                        Amendment to License Agreement


     This Amendment to License Agreement is made and effective the 1st day of September, 1997, by and between Magna IV, Ltd., a Delaware Corporation ("MFL"), and The Hydrogiene Corporation, a Florida Corporation ("THC").

                                   Recitals

     A. MFL and THC are parties to a License Agreement, dated August 21, 1997, (the "Agreement") pursuant to which MFL licensed its technology to THC.

     B. Subsequent to the initial execution of the Agreement, The Hydrogiene Corporation, a California corporation, was merged into a Nevada corporation of the same name, which new Nevada corporation succeeded to the rights and obligations of the Agreement. The new Nevada corporation was subsequently merged into THC, which is a Florida' corporation, and which succeeded to all the rights and obligations of the merged Nevada corporation.

     C. In the Agreement, the parties acknowledge the purpose of THC was to continue "the development of the products, manufacturing and marketing" of the MFL products and technology. MFL and THC wish to memorialize their intention regarding the expenses of the development activities of THC under the Agreement.

                                  Agreement:

     1. In furtherance of the license granted to THC under the Agreement, and in consideration of the mutual rights and responsibilities thereunder, THC shall be responsible for pursuing and completing the development of the products in the product line licensed to THC by MFL. Any costs and expenses of those development activities shall be the sole responsibility of THC, and its successors and assigns.

     2. Except as expressly amended herein, the Agreement shall remain in full force and effect.

Magna IV, Ltd.,                          The Hydrogiene Corporation
A Delaware corporation                   A Florida corporation


By: /s/ Charles Kallmann                 By: /s/ Michael N. Brette
        -----------------------                  ---------------------
        Charles Kallmann                         Michael N. Brette
        Chairman                                 Executive Vice President